BINDING MEMORANDUM OF UNDERSTANDING

THIS BINDING MEMORANDUM OF UNDERSTANDING (this “Memorandum”) is made and entered into as of August 7, 2009 (the “Effective Date”) by and between National Quality Care, Inc., a Delaware corporation (“NQCI”), Xcorporeal, Inc., a Delaware corporation (“Xcorp”), and Xcorporeal Operations, Inc., a Delaware corporation (“Xcorp Ops” and, together with Xcorp, “XCR”).  NQCI and XCR will be collectively referred to herein as “the Parties.”

1. Background; Effect of Memorandum.

1.1 Arbitration; Award.  NQCI and Xcorp Ops were parties to an arbitration proceeding filed on December 1, 2006, in connection with which the arbitrator issued a Partial Final Award on April 13, 2009 (the “Award”).  Pursuant to the Award, XCR was issued a perpetual exclusive license to certain technology owned by NQCI (the “License”), and NQCI was granted a royalty with respect to certain income received by XCR.  The Parties desire to enter into this Memorandum to clarify, resolve and settle certain issues and any disputes that have arisen with respect to the Award.

1.2 Polymer Technology; Joint Venture.  In order to settle and compromise all issues that have arisen with respect to the status and ownership of rights to certain intellectual property comprised of U.S. Patent Application No. 12/479,513 and related inventions, technology, intellectual property, patents, products and know how (the “Polymer Technology”), the Parties have agreed to convey, assign and transfer all of their rights, title and interest in and to the Polymer Technology to a limited liability company to be formed under the laws of the State of Delaware (the “Joint Venture”), which will be jointly owned by the Parties and through which the Parties will jointly pursue the development and exploitation of the Polymer Technology.  The Parties covenant and agree that the terms and conditions set forth herein constitute their respective final understandings and agreements with respect to ownership and control of the Polymer Technology.

1.3 Definitive Agreement.  As more fully described in Section 2 below, the Parties shall use their best efforts to negotiate and enter into a full-length written limited liability company agreement (the “Operating Agreement”) containing terms and conditions governing the Joint Venture consistent with the provisions of this Memorandum, together with such other terms and conditions upon which the Parties shall mutually agree.  Notwithstanding the foregoing, and regardless of whether the Parties ultimately enter into the Operating Agreement, all of the terms of this Memorandum shall be fully effective and binding as of the Effective Date.

2. Formation of Joint Venture.  The Parties shall use their commercially reasonable efforts to execute and deliver the Operating Agreement within 60 days following the Shareholder Vote Date (as defined below) and, in connection therewith, shall form or cause to be formed a Delaware limited liability company to be named as mutually agreed by the Parties.  Notwithstanding the foregoing, such limited liability company may be formed prior to the execution and delivery of the Operating Agreement, provided that in such event, the Joint Venture shall be operated in a manner consistent with this Memorandum and provided, further, that any amounts reasonably incurred by any Party in connection therewith shall be treated as expenses that have been advanced on behalf of, and will be reimbursed by, the Joint Venture.  The Operating Agreement shall set forth the terms and conditions of the Joint Venture and shall include, in addition to such terms and conditions upon which the Parties may mutually agree, the following provisions:

2.1 Members of the Joint Venture.  The Joint Venture initially will have two members (the “Members”):  NQCI, which will have a 60% membership interest in the Joint Venture, and XCR, which shall have a 40% membership interest in the Joint Venture (which interest shall be held of record by either Xcorp or Xcorp Ops, as determined by XCR).

2.2 Board of Managers; Officers.  The Joint Venture shall be managed by a three-member Board of Managers (the “Board”).  Until such time as NQCI fails to hold a greater percentage of the membership interests in the Joint Venture than XCR, two members of the Board (each, a “Manager”) shall be designated by NQCI and until such time as XCR fails to hold at least 10% of the membership interests in the Joint Venture, one Manager shall be designated by XCR.  The initial NQCI Managers shall be Robert Snukal and Edmond Rambod, and the initial XCR Manager shall be Kelly McCrann or such other person as the board of directors of Xcorp shall appoint.  Subject to the second sentence of this Section 2.2, a Manager may be removed or replaced only by the Member that designated or elected such Manager.  At any time and from time to time, any of the Parties shall be entitled to replace one or more of its designees with an observer.  NQCI may appoint a Chairman and/or a Chief Executive Officer, who will have day-to-day management authority with respect to the Joint Venture, subject to oversight by the Board and the terms and conditions of this Memorandum and the Operating Agreement, and a Chief Scientific Officer, who may be employed by the Joint Venture upon customary and reasonable terms and conditions.  No member of the Board will be compensated by the Joint Venture for service as a Manager.  If a Manager provides additional services to the Joint Venture as an employee or a consultant, he or she may be compensated for such additional services pursuant to such employment or consulting agreement as is mutually reasonably approved in writing by the Parties, provided that with the exception of reimbursement of reasonable expenses incurred in connection with their services performed for the Joint Venture in their official officer capacity, neither Robert Snukal nor Kelly McCrann (or such other persons as may be appointed or elected in their place) shall in any event receive a salary or other compensation from the Joint Venture.

2.3 Governance; Restrictive Covenants.  Except as otherwise required by law, all decisions related to the operation of the Joint Venture shall be made by a majority of the Board, except that the following actions by the Joint Venture or any of its subsidiaries shall require the affirmative vote or written consent of the holders of at least 90.1% of the membership interests of the Joint Venture then outstanding:

(i) Except as otherwise expressly set forth in the Operating Agreement, payment of dividends or distributions, unless XCR receives its pro rata share.

(ii) Purchase of membership interests or other securities by the Joint Venture, unless XCR is offered the opportunity to sell its membership interests on the same terms.

(iii) Mergers, significant acquisitions or divestitures of a material portion of the Joint Venture’s assets.

(iv) Recapitalizations, reorganizations or liquidations.

(v) Any transaction resulting in a change of control of the Joint Venture (including any parent holding company organized for the purpose of controlling the Joint Venture) or any of its subsidiaries.

(vi) Entry into new lines of business.

(vii) Transactions with affiliates.

(viii) Amendments to the Joint Venture’s or any of its subsidiary’s constitutive documents; provided that any such amendment that adversely affects any Member in a manner different than other Members shall require the consent of such Member.

(ix) Increases in compensation or benefits for senior management.

(x) Other activities outside the ordinary course of business.

2.4 Capital Contributions.  In exchange for their respective membership interests as specified in Section 2.1 hereof, NQCI shall contribute, convey, assign and transfer to the Joint Venture any and all of its right, title and interest in and to the Polymer Technology, and XCR shall contribute, convey, assign and transfer (i) to the Joint Venture any and all right, title and interest that it may have in and to the Polymer Technology and (ii) $500,000 in cash to the bank account established by the Joint Venture, on the later of (a) three business days of the consummation of the first to occur of the Proposed Transaction or another Transaction (as such terms are defined below) and (b) the date on which the Joint Venture establishes such bank account, for which the Parties (or their representatives) shall be joint signatories.  In addition, provided that a Transaction has been consummated, NQCI shall contribute on XCR’s behalf an additional $500,000 in cash to the Joint Venture at such time as the Board reasonably determines that such funds are required to facilitate the Joint Venture’s development of the Polymer Technology, which amount will be reimbursed to NQCI by XCR from the first funds distributed to XCR by the Joint Venture (other than pursuant to the quarterly tax distributions, as provided below).  All capital contributions to the Joint Venture in excess of those provided above shall be made pro rata by the Parties in accordance with their respective membership interests in the Joint Venture as of the time of such additional contribution(s).

2.5 Liquidity Rights.  Except for transfers to affiliates of the Members who remain bound by the terms and conditions of the Operating Agreement, transfers by the Members of their membership interests in the Joint Venture shall be subject to customary rights of first refusal and co-sale rights, as shall be set forth with greater particularity in the Operating Agreement.  All such rights shall terminate upon a registered public offering of the Joint Venture’s securities (an “IPO”) or a sale, merger or other change of control of the Joint Venture (a “Change of Control”), or at such time as both of the Members fail to hold at least 10% of the membership interests of the Joint Venture.  In addition, following an IPO, and for so long as a Member may not sell all of its equity interests in the Joint Venture within a three-month period pursuant to Rule 144 under the Securities Act of 1933, as amended, the Members shall have unlimited piggyback registration rights and the right to up to two demand registrations (subject to lock-ups and other underwriter requirements).

2.6 Preemptive Rights; Anti-Dilution Rights.  In the event that the Joint Venture shall at any time prior to an IPO or a Change of Control propose to offer, issue or sell additional membership interests or other equity securities (including any debt or other securities convertible into equity of the Joint Venture), each Member who holds at least 10% of the membership interests then outstanding shall receive at least 30 days’ prior written notice of the proposed offer, issuance or sale, which notice shall include the number of membership interests or other equity securities proposed to be offered, issued or sold, the proposed price and the name of the proposed investor(s), if any, and an opportunity to purchase its pro rata share thereof on the terms proposed in such offer/issuance.  In addition, the Operating Agreement shall contain customary anti-dilution protections for the Members in connection with any split, dividend or recapitalization of the Joint Venture, or in the event of any issuance of any membership interests or other equity securities for a price or on the basis of a value that is less than the fair market value thereof as of the date of such issuance.

2.7 Distributions.  The Board shall cause to be distributed to the Members, at least quarterly, an amount of cash sufficient to permit each Member to satisfy its federal, state and local taxes (as calculated on the basis of applicable statutory rates) incurred as a result of income allocated to such Member by the Joint Venture.  Subject to Section 2.3, all other distributions shall be made at such times and in such amounts as shall be determined by the Board; first, to the extent of the Members’ unreturned capital contributions, which contributions will be submitted to the Board for review and agreed upon unanimously, and, thereafter, pro rata in accordance with the Members’ respective membership interests in the Joint Venture.

2.8 Information Rights.  Each Party shall be entitled to customary information rights, including monthly, quarterly and annual financial statements and budgets, inspection of books and records and access to personnel and outside auditors of the Joint Venture.  No Party shall not be entitled to such information that is not otherwise available, provided that such Party or its designated Manager(s) (or observer(s), if applicable) shall in all events contemporaneously receive all information that is provided or made available to the other Party or to its designated Manager(s) (or observer(s)).

3. Cooperation with respect to Transactions.  In accordance with the terms of a letter of intent reviewed by the Parties, XCR is currently pursuing an exclusive license to a third party (the “Proposed Transaction”) of all or substantially all of the technology and other intellectual property rights subject to the License, other than the Polymer Technology (the “Licensed Technology”).  NQCI covenants and agrees to cooperate as reasonably required by XCR in order to consummate the Proposed Transaction or any other transaction (a “Transaction”) involving the sale, license or other disposition by XCR of all or substantially all of the Licensed Technology.  XCR covenants and agrees to provide to NQCI, promptly upon receipt thereof, copies of all letters of intent and drafts of all definitive agreements proposed to be entered into between XCR and a third party with respect to a Transaction (the “Transaction Agreements”).

4. Allocation of Transaction Proceeds.

4.1 Proposed Transaction.  Upon the consummation of the Proposed Transaction, XCR will receive a license fee and certain additional consideration (which may include, for example, the value of obligations assumed by the other party to the Proposed Transaction), all of which will be paid over time in accordance with the terms and conditions of the Transaction Agreements.  The Parties agree to allocate such consideration between themselves as provided in this Section 4.1.

a. Transaction Proceeds.  The aggregate amount of consideration to be paid by the third party is referred to herein as the “Proceeds”.

b. Determination of Agreed Amount.  NQCI shall receive 36.96% of the Proceeds (which amount is intended to represent an amount equal to 39% of the Proceeds following the deduction therefrom of XCR’s investment banking fees and reasonable legal fees incurred in connection with the Proposed Transaction), plus $1,871,430 in attorneys’ fees and costs payable pursuant to the terms of the Award (collectively, the “Agreed Amount”).

c. Payment of Agreed Amount.  Pursuant to the terms of the Proposed Transaction, the third party will pay XCR $250,000 upon the earlier of the signing of a letter of intent and an acquisition agreement providing for the Proposed Transaction, approximately 50% (less the foregoing $250,000) of the Proceeds payable in cash to XCR upon the closing of the Proposed Transaction (the “First Installment”), approximately 25% of such Proceeds such number of months after the consummation of the Proposed Transaction as is specified in the Transaction Agreements (the “Second Installment”) and 25% of such Proceeds about 12 months after the payment of the Second Installment) (the “Third Installment”, and collectively with the First Installment and the Second Installment, the “Installments”).  The Proceeds shall be allocated as follows:

(i) $250,000 to XCR, payable to XCR on the earlier of the signing of a letter of intent and an acquisition agreement providing for the Proposed Transaction;

(ii) to NQCI, an amount equal to the Agreed Amount less the sum of the Second Installment and the Third Installment, payable to NQCI within seven business days of receipt of the First Installment;

(iii) to XCR, the remainder of the First Installment;

(iv) to NQCI, the amount of the Second Installment, payable to NQCI within three business days of receipt of the Second Installment;

(v) to NQCI, the amount of the Third Installment, payable to NQCI within three business days of receipt of the Third Installment (the “Third NQCI Payment”); and

(vi) the remainder of the Proceeds shall be retained by XCR.

Notwithstanding the foregoing or anything else set forth in this Memorandum, NQCI shall not be entitled to and shall not receive from the Proceeds an amount greater than the Agreed Amount; in the event that the payments to NQCI pursuant to this Section 4.1(c) exceed the Agreed Amount, XCR shall reduce the amount of the Third NQCI Payment by the amount that such payments exceed the Agreed Amount.  In the event any of the Installments are paid by the third party in other than cash, NQCI shall receive its proportionate share of such consideration in accordance with the terms of this Section 4.

d. Royalties and other Amounts.  XCR shall also pay to NQCI (as promptly as is practicable) 39% of any royalty or other payments received by XCR in excess of the Proceeds in connection with the Proposed Transaction.

4.2 Adjustments.  In the event that the timing or the amount of the payments from the third party under the Transaction pursuant to the Transaction Agreements is other than as contemplated by Section 4.1(c) of this Memorandum, the Parties shall make such equitable adjustments as are required to preserve, to the maximum extent possible, the intent of the foregoing provisions of this Section 4.

4.3 Other Transactions.  In the event that XCR does not consummate the Proposed Transaction or if the terms of the Proposed Transaction change and XCR instead consummates an alternative Transaction, the Parties shall apply the methodology specified in this Section 4 to the maximum extent possible in order to allocate between them the proceeds of such Transaction.

5. Technion Agreement.  NQCI shall use its best efforts to enter into an agreement with The Technion Research and Development Foundation Ltd. (“Technion”), pursuant to which Technion and NQCI will each (a) confirm and acknowledge (i) their joint ownership of the Polymer Technology, (ii) the existence and validity of the exclusive license to NQCI (on the terms and conditions set forth in Appendix C to the Research Agreement and Option for License dated as of June 16, 2005, as amended, between Technion and NQCI (the “Technion Agreement”)) of the medical applications of the Polymer Technology and (iii) the existence and validity of the exclusive license to Technion (on the terms and conditions set forth in Appendix C to the Technion Agreement) of the non-medical applications of the Polymer Technology; and (b) agree to prepare, execute and deliver as promptly as practicable upon request by either of such parties a definitive license agreement reflecting the terms and conditions of the foregoing exclusive licenses. NQCI represents and warrants that, as of the Effective Date of this Agreement and as of the date of the execution of the Transaction Documents, it has and will have an exclusive license to the medical applications of the Polymer Technology (on the terms and conditions in Appendix C to the Technion Agreement) and entry into this Memorandum and the Operating Agreement (to the extent one is entered into by the Parties) will not breach any of the terms of such license.

6. Intellectual Property Maintenance Costs.  From and after August 1, 2009, XCR shall pay 61% and NQCI shall pay 39% of the reasonable costs and expenses related to protecting, preserving and exploiting the Licensed Technology, provided that the Parties shall confer regularly with respect to such costs and expenses and cooperate as reasonably required to minimize same.

7. Representations, Warranties, Indemnification and Disclaimers.

7.1 Representations and Warranties by Each Party.  Each Party represents and warrants that it (i) has full right, power and authority to enter into and to perform its obligations under this Memorandum, (ii) has not made any prior commitment that would prevent it from performing its obligations under this Memorandum and (iii) will comply with all laws, rules and regulations in its performance of its obligations hereunder.

7.2 Indemnity.  Each Party shall defend, indemnify and hold harmless the other party and its employees, agents, directors, officers, shareholders, affiliates and representatives from and against any and all claims, actions, suits, proceedings, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) incurred in connection with any suit or proceeding brought against them insofar as such Claim is based upon a claim alleging facts or circumstances that, if true, would constitute a breach of (i) its representations and warranties made in this Memorandum or (ii) any covenant in any existing confidentiality and non-circumvention agreements between the parties.

7.3 DISCLAIMERS.  EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY CONTAINED IN THIS MEMORANDUM.  NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, OR FOR OTHER INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES).

8. Term.  The term of this Memorandum will commence as of the Effective Date and, unless terminated by the mutual written consent of the Parties or expressly superseded by the Operating Agreement or by another written agreement, will remain in full force and effect until such time as all of the obligations hereunder of each Party to each other Party have been satisfied in full.

9. Public Announcements.  Except to the extent required in connection with compliance with securities and other applicable laws, each Party shall obtain the prior approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned, to any press releases or other public announcements regarding the existence or terms of this Agreement or the transactions contemplated hereunder.

10. Force Majeure.  Neither Party shall be liable for delays in performance or for non-performance to the extent that such delays or non-performance were caused by acts of God, war, terrorism or other criminal conduct or threats thereof, strikes or other labor or civil disturbances, interruption or disruption of transportation, utility or other services, or any other circumstances, events or causes beyond a Party’s reasonable control, whether similar or dissimilar to any of the foregoing.  Affected performance may be suspended for an appropriate period of time upon notice to the other Party in the event of any of the foregoing, but the remainder of this Memorandum shall otherwise remain unaffected.

11. General.

11.1 Additional Definitions.

(a)  “Shareholder Vote Date” means the date of the special or annual meeting of Xcorp at which the stockholders of Xcorp shall vote on the Proposed Transaction or a Transaction pursuant to a proxy or information statement to be filed by Xcorp with the U.S. Securities and Exchange Commission in connection therewith.

11.2 Applicable Law; Jurisdiction.  This Memorandum shall be governed by and construed and enforced in accordance with and subject to the laws of the State of California applicable to contracts entered into and fully to be performed therein, without regard to its conflict of laws rules.  Each of the Parties hereby irrevocably submits to the jurisdiction of any California state or federal court sitting in the County of Los Angeles in respect of any suit, action or proceeding arising out of, relating to, or connected with this Memorandum, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.  Each of the Parties to this Memorandum hereby irrevocably waives, to the fullest extent such party may effectively do so under applicable law, any objection that such Party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

11.3 Assignment.  Either Party shall be entitled to assign this Memorandum in connection with any merger, acquisition, sale of substantially all of its assets or business, or similar transaction without the consent of the other party upon 30 days prior written notice to the other party.  Additionally, each Party may assign the Memorandum upon the written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

11.4 Severability.  If any provision of this Memorandum is invalid or unenforceable, the balance of the Memorandum shall remain in effect.

11.5 Miscellaneous.  This Memorandum contains the entire understanding of the Parties regarding its subject matter, and supersedes all prior and contemporaneous agreements and understandings between the Parties regarding its subject matter, with the exception of any existing confidentiality and non-circumvention agreements between the Parties.  Each term of this Memorandum may be modified, supplemented, amended or waived only by a writing signed by all Parties that expressly modifies, supplements, amends or waives such term.  This Memorandum shall bind and inure to the benefit of the Parties, their respective successors and permitted assigns.  The prevailing Party in any proceeding under this Memorandum shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs incurred in any such proceeding.

11.6 Signatures.  This Memorandum may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Memorandum as of the Effective Date.

NATIONAL QUALITY CARE, INC. By: /s/ Robert Snukal Name: Robert Snukal Title: CEO	XCORPOREAL, INC. By: /s/ Kelly McCrann Name: Kelly McCrann Title: Chairman and CEO

XCORPOREAL OPERATIONS, INC. By: /s/ Kelly McCrann Name: Kelly McCrann Title: Chairman and CEO